                                                                    EXHIBIT (12)


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                        Year Ended December 31,
                                                  ---------------------------------------------------------------
                                                   1998        1997         1996       1995       1994      1993
                                                  ------      ------       ------     ------     ------    ------
                                                                ($ in millions)
Earnings Available for Fixed Charges:
 Income from continuing operations before
  income taxes and cumulative effect of
  accounting change                               $347.0      $294.0       $184.0     $135.0     $149.4    $133.3
 Equity in undistributed earnings of less-
    than-fifty-percent-owned companies              (0.2)       (1.6)        (1.0)      (1.0)       -        (0.4)
 Fixed charges, excluding capitalized
    interest                                        39.0        34.3         33.3       38.0       34.5      45.5
                                                  ------      ------       ------     ------     ------    ------
                                                  $385.8      $326.7       $216.3     $172.0     $183.9    $178.4
                                                  ======      ======       ======     ======     ======    ======

Fixed Charges:
 Interest expense on indebtedness,                $ 35.0      $ 30.0       $ 29.0     $ 33.0     $ 29.6    $ 40.0
    excluding capitalized interest
 Capitalized interest                                0.4         0.1          0.3        0.1        0.3       0.1
 One-third of rental expense, net of
    subleasing, for operating leases                 4.0         4.3          4.3        5.0        4.9       5.5
                                                  ------      ------       ------     ------     ------    ------
                                                  $ 39.4      $ 34.4       $ 33.6     $ 38.1     $ 34.8    $ 45.6
                                                  ======      ======       ======     ======     ======    ======

Ratio of Earnings to Fixed Charges                $  9.8      $  9.5       $  6.4     $  4.5     $  5.3    $  3.9
                                                  ======      ======       ======     ======     ======    ======

                                    Page 20